UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 2, 2010
INTERPHASE CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-13071	75-1549797

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 North Dallas Parkway, Suite 200, Plano, Texas	75093

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 654-5000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective April 2, 2010, Keith Seawright joined the Company in the position of Vice President Business Development, Aerospace-Defense.
Prior to accepting the position as Vice President of Business Development, Aerospace-Defense, Mr. Seawright, who is 51 years old, spent the last five years at GE Fanuc Intelligent Platforms, Embedded Systems, in various capacities. Most recently, Mr. Seawright served as Business Development Director for Unmanned Systems. Mr. Seawright holds a M.S. degree in Electrical Engineering; Communication and Signal Processing, and a B.S. degree in Electrical Engineering from Texas Tech University.
In connection with Mr. Seawright’s new position, the Company and Mr. Seawright entered into an employment, confidentiality and non-competition agreement effective April 2, 2010. Under his employment agreement, Mr. Seawright is entitled to an annual base salary of $179,800 and is eligible to receive an annual bonus based upon his annual bonus target established by the compensation committee of the Board of Directors. In addition, in accordance with his employment agreement, Mr. Seawright will receive 22,500 stock options under the Company’s long term stock incentive plan.
Mr. Seawright’s employment agreement permits the Company to terminate him without further compensation for “cause” as defined in the employment agreement, which includes death and disability. If the Company terminates Mr. Seawright without cause or for non-renewal prior to his first anniversary, he will receive three months severance pay at his base salary. If the Company terminates Mr. Seawright without cause or for non-renewal after his first anniversary with the Company, he will receive six months severance pay at his then current base salary.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits
Exhibit 99.1 — Press Release Dated April 6, 2010.
Exhibit 10.1 — Employment, Confidentiality, and Non-Competition Agreement with Mr. Keith Seawright
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interphase Corporation
	By:	/s/ Thomas N. Tipton Jr.
Date: April 6, 2010		Title:	Chief Financial Officer, Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit 99.1	Press Release dated April 6, 2010 (filed herewith)
Exhibit 10.1	Employment, Confidentiality, and Non-Competition Agreement with Mr. Keith Seawright (filed herewith)